Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm, we hereby consent to the use of our report dated November 23, 2011, on the financial statements of Vericimetry Funds, comprising Vericimetry U.S. Small Cap Value Fund (the "Fund"), as of September 22, 2011 and for the one day then ended and to all references to our firm included in or made a part of this Pre-Effective Amendment under the Securities Act of 1933 and Pre-Effective Amendment under the Investment Company Act of 1940 to the Vericimetry Funds' Registration Statement on Form N-1A.

COHEN FUND AUDIT SERVICES, LTD.
Westlake, Ohio
November 23, 2011